UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2010

MADISON AVE. MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-146344	26-0687353
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1515 SOUTH FEDERAL HWY. SUITE 100 BOCA RATON, FL		33432
Address of principal offices		Zip Code

Registrant’s telephone number including area code:   561-549-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The following current report under Section 13 or 15(d) of the Securities Exchange Act of 1934 is filed pursuant to Rule 13a-ll or Rule 15d-11:

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2010, the Board of Directors appointed James Lindsey as President of the Company, replacing  J. Franklin Bradley, who remains as a Director.  Mr. Lindsey previously joined the firm as Vice Chairman of the board in April of 2009, and will continue to serve that function. Due to recent acquisitions, Mr. Lindsey was tapped to assume the additional responsibility of President, reporting directly to the Chairman, Stephen Molinari. Mr. Lindsey will lead the firm's strategic initiatives and is responsible for its overall execution and performance.

On the same date, the Board of Directors accepted the resignation of Richard Weiner as the principal financial officer of the Company.  Stephen Molinari, the Chairman of the Company, will serve as the interim principal financial officer.

Item 8.01   Other Events

On December 15, 2010, the Company announced that it had reached a preliminary agreement to acquire Track Entertainment, a division of The Management Group, LLC, in  an all stock transaction.  With over $20 million in annual revenue, Track Entertainment owns and manages a consortium of advertising, content, ticketing and event driven web properties.  The acquisition will include TrackEntertainment.com, an advertising and content network, with 3.5 million registered users, and proprietary web properties, representing a cross section of premiere lifestyle, event directory, multicultural, and music based properties.   The Company expects to enter into a definitive agreement with The Management Group, LLC on or before January 31, 2011, with a closing date on or before February 28, 2011.

SIGNATURES

Pursuant to the Requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED:       December 23, 2010
MADISON AVE. MEDIA, INC.

By:/s/ JAMES LINDSEY
JAMES LINDSEY
President